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Exhibit 4.19

AGREEMENT PURSUANT TO THE
AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN
FOR EMPLOYEES OF THE FRENCH SUBSIDIARIES OF
GUCCI GROUP N.V.

        This Agreement Pursuant to the Amended and Restated Incentive Stock Option Plan for Employees of the French Subsidiaries of Gucci Group N.V. (this "Agreement") is made as of «Date» (the "Effective Date"), between Gucci Group N.V., a company established under the laws of the Netherlands ("NV"), and «Optionee» (the "Optionee").

RECITALS

        A.    NV has adopted the Amended and Restated Incentive Stock Option Plan for Employees of the French Subsidiaries of Gucci Group N.V. (the "Plan"), a copy of which is attached as Exhibit 1.

        B.    In connection with services rendered or to be rendered by the Optionee to a French subsidiary of NV (hereinafter, the "Employer") and to encourage the Optionee's contribution to the success and progress of the NV group, NV desires to grant the Optionee the opportunity to acquire a proprietary interest in its shares.

        C.    In accordance with the Plan, the Supervisory Board acting upon recommendation of the Remuneration Committee (as defined below) has as of the Effective Date granted to the Optionee an option to purchase shares of common stock of NV (such shares referred to herein as the "Shares"), such Option being convertible under certain circumstances into an SAR (as defined below) subject to the terms and conditions of the Plan and this Agreement.

AGREEMENT

1.    Definitions.    Capitalized terms used herein shall have the following meanings:

  "Act" is defined in Section 9.

  "Affiliate" of any Person means any other Person Controlling, Controlled by or under common Control with such Person.

  "Agreement" is defined in the preamble.

  "Cause" means termination of the Optionee's employment at the option of the Employer because the Optionee (i) has been convicted of, or has pled guilty or nolo contendere to a felony or a crime involving moral turpitude, (ii) has embezzled or misappropriated Gucci funds or property, (iii) has continued use of alcohol or drugs to an extent that interferes with the performance by Optionee of the Optionee's employment responsibilities, or (iv) has violated a material term of employment.

  "Comparator Company" means each of Bulgari, Coach, Hermes, LVMH, Richemont, Polo Ralph Lauren, Tiffany and Tod's, or such other publicly traded luxury goods companies as the Remuneration Committee may from time to time designate.

  "Comparator Enterprise Value/EBITA Ratio" means the average of the Enterprise Value/EBITA ratios for each Comparator Company, as adjusted in the discretion of the Remuneration Committee to address any significant distortions resulting from particular facts and circumstances prevailing at the time in respect to any particular Comparator Company. Each such ratio shall be the Enterprise Value of the Comparator Company divided by such Comparator Company's EBITA for the twelve months ended at the end of the Comparator Company's most recently completed fiscal quarter.

  "Comparator Price/Earnings Ratio" means the average of the Price/Earnings ratios for each Comparator Company, as adjusted in the discretion of the Remuneration Committee to address any significant distortions resulting from particular facts and circumstances prevailing at the time in respect to any particular Comparator Company. Each such ratio shall be the average market price per share of Comparator Company shares (determined on the basis of the average closing market price over the 30 trading days preceding its most recently completed fiscal quarter and its average number of shares outstanding during such 30 day period) divided by such Comparator Company's net income per share for the twelve months ended at the end of the most recently completed fiscal quarter (determined on the basis of its average number of shares outstanding during the 30 trading days preceding its most recently completed fiscal quarter).

  "Control" means (i) the ownership by any Person of voting stock (or other ownership interests) enabling such Person to elect a majority of the board of directors (or other governing body) of any other Person or (ii) the possession of the power, whether by proxy, contract or otherwise, to direct the affairs of such other Person.

  Conversion Event" means the termination of the PPR Offer (including any extension thereof), unless an event described in clause (ii) of the definition of "Vesting Event" has occurred.

  "EBITA" means earnings before interest, tax and amortization of goodwill and trademarks.

  "Effective Date" is defined in the preamble.

  "Employer" is defined in Recital B.

  "Enterprise Value" means the sum of (i) market capitalization (the market price per share of a public company determined on the basis of the average market price of the company shares over the 30 trading days preceding its most recently completed fiscal quarter multiplied by its average number of shares outstanding during such 30 day period) plus (ii) net debt (consolidated total financial indebtedness, including capitalized lease obligations and off-balance sheet items in the nature of financial indebtedness, minus cash and cash equivalents).

  "Exercise Price" is defined in Section 2.

  "Governmental Authority" means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

  "Gucci" means a group of companies including Gucci Group N.V., and its subsidiaries.

  "Invalid Transfer" is defined in Section 5.

  "Not For Cause" means the termination of the employment of Optionee at the option of the Employer at any time for any reason other than on account of death of the Optionee, Permanent Disability, for Cause, or in connection with a change of Control of the Employer after which change of Control the Employer is no longer an Affiliate of NV.

  "NV" is defined in the preamble.

  "Option" is defined in Section 2.

  "Optionee" is defined in the preamble.

  "Option Shares" is defined in Section 2.

  "Permanent Disability" means if, while employed by the Employer or any Affiliate of NV, the Optionee becomes physically or mentally incapacitated or disabled so that (i) the Optionee is substantially unable to perform the same services as the Optionee performed prior to incurring such incapacity or disability, to devote the Optionee's full working time or use the Optionee's best efforts to advance the business and welfare of Gucci, or otherwise to perform the Optionee's duties to the Employer and (ii) such condition exists for an aggregate of 180 days in any 12 consecutive calendar month period (NV, at its option and expense, being entitled to retain a physician reasonably acceptable to the Optionee to confirm the existence of such incapacity or disability, and the determination of such physician being binding upon NV and Optionee).

  "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

  "Plan" is defined in recital A.

  "PPR Offer" means the offer to purchase all outstanding Shares that Pinault-Printemps-Redoute S.A. is required to make in March 2004 pursuant to the LVMH—Moet Hennessy Louis Vuitton S.A. settlement agreement dated 9 September 2001, if the Shares are then trading at a price below $101.50 per share.

  "Remuneration Committee" means the remuneration committee of NV as designated from time to time by the Supervisory Board and which is referred to in the Plan as the "Committee".

  "Retirement" means the Optionee's retirement from employment with the Employer in accordance with the Employer's retirement policy then in effect. The Optionee's Retirement shall not constitute resignation from employment with the Employer.

  "SAR" means share appreciation right, being a right to receive an amount in cash equal to the appreciation in the value of a Share, based upon the valuation criteria set forth herein, but, for the avoidance of doubt, not including a right in the underlying share.

  "Section 16 Amount" is defined in Section 7.

  "Shares" is defined in recital C.

  "Supervisory Board" means the Supervisory Board of NV.

  "Termination Date" means the date on which the Optionee ceases to be employed by the Employer (unless such cessation of employment is due to Optionee's becoming employed by an Affiliate of the Employer) for any reason, or the date on which the Employer ceases to be an Affiliate of NV.

  "Vesting Event" means either of the following events: (i) on any 10 trading days on which the aggregate volume of shares traded on the New York Stock Exchange and on Euronext exceeds 100,000, the average of the opening and closing prices on such exchanges exceeds $101.50, or (ii) on termination of the PPR Offer, either more than 15,000,000 shares (equitably adjusted for any recapitalization transaction) or more than 15% of the then outstanding shares have not been tendered and accepted for payment by Pinault-Printemps-Redoute S.A.

2.    Grant of Option/SAR.

        (a)  Grant of Option:    NV grants to the Optionee the option (the "Option") to acquire, on the terms and conditions hereinafter set forth, all or any part of the number of Shares set forth below the Optionee's signature on the signature page of this Agreement (the "Option Shares"), at the exercise price set forth below the Optionee's name on the signature page of this Agreement, being the higher of

        (i)    the average of the closing price on the New York Stock Exchange for the Shares over the thirty (30) calendar days prior to the date of grant of the Option;

        (ii)  95% of the average trading price for the Shares on the Amsterdam Stock Exchange for the twenty (20) trading days prior to the date of grant of the Option; and

        (iii)  the per Share nominal value of the Shares subject to the Option,

(as such amount may be adjusted in accordance with Section 6, the "Exercise Price").

        (b)  Grant of SAR:    Upon a Conversion Event, the Option shall automatically convert into an SAR, with each Option to purchase one Share converting into one SAR, and any rights to purchase Shares or any interest therein shall automatically terminate.

3.    Exercisability.    The Option shall not be exercisable on the Effective Date. Subject to Section 4, the Optionee's right to exercise the Option shall not vest until the first to occur of a Vesting Event or a Conversion Event. Upon the occurrence of a Vesting Event, 20% of the Options shall vest on each anniversary of the Effective Date, with retroactive vesting to the extent that the anniversary of the Effective date precedes the date of the Vesting Event.

        Upon the conversion into an SAR, 20% of the SARs will vest on each anniversary of the Effective Date, with retroactive vesting to the extent that the anniversary of the Effective Date precedes the date of the Conversion Event.

4.    Expiration.    Except as otherwise provided with respect to Options transferred at death in Section 5:

  (a)
  The vested portion of the Option or SAR shall expire upon the 10th anniversary of the Effective Date; provided, however, that if the Optionee ceases to be employed by the Employer prior to such anniversary, the portion of the Option or SAR that is vested as of the Termination Date shall expire upon:

  (i)
  the first anniversary of the Termination Date if the Optionee ceases to be employed by the Employer due to Retirement, death or Permanent Disability;

  (ii)
  the Termination Date if the Optionee is terminated from employment for Cause; or

  (iii)
  the date that is 180 days after the Termination Date if the Optionee ceases to be employed by the Employer due to resignation for any reason or termination Not For Cause, or if the Employer ceases to be an Affiliate of NV.

  (b)
  The unvested portion of the Option or SAR shall expire upon the Termination Date unless:

  (i)
  the Employer terminates the Optionee Not For Cause, in which case the unvested portion of the Option or SAR shall vest on the later to occur of (A) the Termination Date and (B) a Vesting Event or a Conversion Event, and the Option shall expire on the earlier of the 10th anniversary of the Effective Date or the date that is 180 days after the Termination Date, or

  (ii)
  the employment of the Optionee is terminated on account of death of the Optionee, in which case the Optionee's right to exercise the Option or SAR shall vest as if the Termination Date were the last date of the fiscal year and shall expire on the earlier of the 10th anniversary of the Effective Date or the first anniversary of the Termination Date, provided that in no event shall such right expire prior to the date which is six (6) months after the Optionee's death.

5.    Nontransferability.    The Option or SAR is personal to the Optionee and shall not be transferable by the Optionee otherwise than upon the Optionee's death to the Optionee's spouse, child, estate, personal representative, heir or successor or upon the Optionee's death to a trust for the benefit of the Optionee's spouse, child or heir, and the Option or SAR is exercisable, during the Optionee's lifetime, only by the Optionee or, in the event of the Optionee's Permanent Disability, the Optionee's guardian or legal representative. More particularly, the Option or SAR may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any actual or attempted assignment, transfer, pledge, hypothecation, execution, attachment or similar process of the Option or SAR (except as aforesaid) ("Invalid Transfer") shall vest no rights whatsoever in any purported assignee, transferee, pledgee or any other purported beneficiary of the Invalid Transfer other than the Optionee. An Invalid Transfer shall be void in the hands of any Person other than the Optionee, and NV shall have no obligation (including, but not limited to, the obligation to issue or transfer shares or make any distributions) to any Person other than Optionee (except to a permitted transferee under the first sentence of this Section) with respect to the Option or SAR. This Agreement shall be binding on and enforceable against any Person who is a permitted transferee of the Option or SAR pursuant to the first sentence of this Section.

        Notwithstanding the foregoing, if an Optionee dies while an employee, the vested portion of Option or SAR may be exercised for a period of six (6) months after the Optionee's death. The vested portion of Option or SAR may be exercised by the person(s) entitled to exercise the vested portion of Option or SAR under the Optionee's will or the laws of descent or distribution. If the vested portion of Option or SAR is not so exercised within the time specified herein, the Option or SAR shall terminate, and the Shares covered by any such Option shall revert to the Plan.

6.    Adjustments.    If the Shares are changed into or exchanged for a different number or kind of shares or securities, as the result of any one or more reorganizations, recapitalizations, mergers, acquisitions, stock splits, reverse stock splits, stock dividends or similar events, an appropriate adjustment may be made, in accordance with the terms of the Plan, in the number and kind of shares or other securities subject to the Option or SAR and the price for each share or other unit of any securities subject to this Agreement. No fractional interests shall be issued or transferred on account of any such adjustment unless the Remuneration Committee specifically determines to the contrary; provided, however, that in lieu of fractional interests, the Optionee, upon the exercise of the Option in whole or part, shall receive cash in an amount equal to the amount by which the fair market value of such fractional interests exceeds the Exercise Price attributable to such fractional interests. In addition, each such adjustment shall be made in accordance with French and Dutch law and in such manner as not to constitute a "modification" within the meaning of Section 424(h)(3) of the United States Internal Revenue Code of 1986. Any such adjustment made by the Remuneration Committee shall be final and binding upon the Optionee, the NV and all interested persons.

7.    Exercise of the Option.    Prior to a Conversion Event and to the expiration of the Option, the Optionee may exercise the vested portion of the Option from time to time in whole or in part. Upon electing to exercise the Option, the Optionee shall deliver to the Chief Financial Officer of NV with a copy to the Director-Human Resources of the Employer a written and signed notice of such election setting forth the number of Option Shares the Optionee has elected to acquire. Within three days of such election, unless otherwise instructed by the Remuneration Committee (as defined in the Plan) as described herein, the Optionee shall tender cash (by wire transfer or otherwise) or a cashier's or certified bank check payable to the order of NV for the full Exercise Price of such Option Shares and any amount required pursuant to Section 16 (the "Section 16 Amount"). The Remuneration Committee may, within two days of receiving the Optionee's election to exercise the Option, send written notice to the Optionee instructing the Optionee either (a) to pay the entire Exercise Price and Section 16 Amount directly to NV or directly to the Employer for transmission to NV or (b) to pay a portion of the Exercise Price and Section 16 Amount directly to NV and the remainder of such Exercise Price and Section 16 Amount to the Employer for transmission to NV. Within two days of receiving such written instructions, the Optionee shall comply with such instructions by tendering cash (by wire transfer or otherwise) or a cashier's check or certified bank check to the appropriate recipient(s) designated in such instructions. No Option Shares shall be issued or transferred to the Optionee until the full amount due from the Optionee is paid as described above.

        The Remuneration Committee further may, in its discretion, permit payment of the Exercise Price and the Section 16 Amount in such form or in such manner as may be permissible under the Plan and under any applicable law.

8.    Exercise of the SAR.    Vested SARs may be exercised quarterly during the third month after the close of the fiscal quarter. Results for such quarter will be determined by management and communicated to the SAR holders by the last day of the second month after the close of the fiscal quarter. Upon exercise, the holder of the SAR will be entitled to receive a sum of cash equal to the difference between the (i) the Exercise Date SAR Value ("V2"), minus (ii) the Grant Date SAR Value ("V1") multiplied by the number of SARs exercised, minus any applicable Section 16 Amount.

Grant Date SAR Value shall be determined by applying the following formula:

A × B C	+	D × E C	= V1

2

  Where:

  A is the Comparator Enterprise Value/EBITA Ratio as of the date of grant of the options that have converted into SARs;

  B is NV's EBITA for the twelve months ending at the end of the most recently completed fiscal quarter preceding the date of grant of the options that have converted into SARs;

  C is the number of shares of NV outstanding on the date of grant;

  D is the Comparator Price/Earnings Ratio as of the date of grant of the options that have converted into SARs; and

  E is NV's net income for the twelve months ending at the end of the most recently completed fiscal quarter preceding the date of grant of the options that have converted into SARs;

  as each may be determined by the Remuneration Committee or its designee.

Exercise Date SAR Value shall be determined by applying the following formula:

A × B C	+	D × E C	= V2

2

  Where:

  A is the Comparator Enterprise Value/EBITA Ratio as of the date of exercise of the SARs;

  B is NV's EBITA for the twelve months ending at the end of the most recently completed fiscal quarter preceding the date of exercise of the SARs;

  C is the number of shares of NV outstanding on the date of exercise;

  D is the Comparator Price/Earnings Ratio as of the date of exercise of the SARs; and

  E is NV's net income for the twelve months ending at the end of the most recently completed fiscal quarter preceding the date of exercise of the SARs;

  as each may be determined by the Remuneration Committee or its designee.

        Upon electing to exercise the SAR, the Optionee shall deliver to the Chief Financial Officer of NV with a copy to the Director-Human Resources of the Employer a written and signed notice of such election setting forth the number of SARs the Optionee has elected to exercise. Within 30 days of receipt of such notice of election, NV shall send to the Optionee, at the address listed below, the sum to which the Optionee is entitled upon the exercise of such number of SARs as are indicated in the Optionee's notice of election.

9.    Restrictions on Transfers of Shares Issuable Upon Exercise.    Subject to compliance with applicable laws, the Option Shares shall be freely transferable.

10.  Compliance with Legal Requirements.

  (a)
  No Option Shares shall be issued or transferred pursuant to this Agreement unless and until all legal requirements applicable to such issuance or transfer have, in the reasonable opinion of counsel to NV, been satisfied. Such requirements may include, but are not limited to: (i) registering or qualifying such Option Shares under French,, Dutch or United States or other applicable national, state or local law; (ii) satisfying any applicable law relating to the transfer of unregistered securities or demonstrating the availability of an exemption from applicable laws; (iii) placing a legend on the Shares to the effect that they were issued or transferred in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Act"), or similar law of other jurisdictions, and may not be transferred other than in reliance upon Rule 144 or Rule 701 promulgated under the Act, if available, or upon another exemption from the Act or similar law of other jurisdictions; or (iv) obtaining the consent or approval of any Governmental Authority.

  (b)
  The Optionee hereby represents and warrants that, unless a registration statement under the Act is effective as to Option Shares, such Option Shares will be acquired for the Optionee's (or the Optionee's permitted transferee's) personal account and not with a view to distribution.

11.  No Interest in Shares Subject to Option.    Neither the Optionee (individually or as a member of a group) nor any beneficiary or other Person claiming under or through the Optionee shall have any right, title, interest or privilege in or to any Shares or other securities allocated or reserved for the purpose of the Plan or subject to this Agreement except as to such Option Shares, if any, as shall have been issued or transferred to such Person upon exercise of this Option, except as otherwise provided herein.

12.  Plan Controls and Amendments.    Options and SARs hereby granted by this Agreement are subject to, and NV and the Optionee agree to be bound by, all of the terms and conditions of the Plan, as it may be amended from time to time in accordance with the terms thereof. The Supervisory Board (or its Remuneration Committee, which in the case of Options shall make recommendations to the Supervisory Board with regard to the following matters) shall have the right to amend the terms set forth in this Agreement, or in any option plan or agreement, as it may in its discretion deem necessary or appropriate; provided, however, amendments resulting in economic rights materially less favorable than those contained in this Agreement shall require the consent of the Optionee, such consent to be in writing. Without limiting the foregoing, the Supervisory Board (or its Remuneration Committee) may elect at any time to replace the SARs with alternative mechanisms (such as option puts) where deemed desirable to enhance the tax efficiency of the option plan in any particular jurisdiction.

13.  Independent Advisors.    In making any determination or any recommendation to the Supervisory Board, including but not limited to the determination of a Grant Date SAR Value or an Exercise Date SAR Value, the Remuneration Committee shall be entitled to rely on such independent advisors as the Remuneration Committee shall select in its discretion.

14.  Not an Employment Contract.    Nothing in the Plan, this Agreement or any other instrument executed pursuant thereto shall confer upon the Optionee any right to employment with the Employer, NV or any Affiliate or shall affect the right of the Employer, NV or any Affiliate to terminate the employment of the Optionee for Cause or Not For Cause.

15.  Governing Law.    All terms of and rights under this Agreement shall be governed by and construed in accordance with the law of the State of New York, without giving effect to principles of conflicts of law.

16.  Taxes.    Whenever Shares are to be issued or transferred with respect to the exercise of Options, or whenever cash is paid upon the exercise of SARs, the Remuneration Committee in its discretion may require the Optionee to remit to the Employer, prior to the issuance or transfer of such Shares or cash, all or any part of the amount determined in the Remuneration Committee's discretion to be sufficient to satisfy any tax or social security contribution obligations that the Employer, NV or its counsel determines may arise with respect to such exercise, issuance, transfer or payment. Pursuant to a procedure established by the Remuneration Committee or as set forth in the stock option Plan or any agreement, the Optionee may (a) request NV to withhold delivery of a sufficient number of Shares or a sufficient amount of the Optionee's compensation or (b) deliver a sufficient number of previously issued Shares or a sufficient amount of cash to satisfy the withholding obligation.

17.  Notices.    All notices, requests, demands and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

  (a)
  If to NV, notices shall be sent to:

    Gucci Group N.V.
    Rembrandt Tower
    Amstelplein No. 1
    Amsterdam
    The Netherlands
    Attention: Chief Financial Officer.

  (b)
  If to the Employer, notices shall be sent to the registered address of the Employer and marked for the attention of the Human Resources Director.

  (c)
  If to the Optionee, notices shall be sent to the address set forth below the Optionee's signature on the final page hereof, or, if no address is indicated thereon, to the address indicated in the Employer's employment records.

18.  Entire Agreement.    This Agreement, together with the Plan, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature.

19.  Severability.    In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

20.  Headings.    The headings preceding the text of the sections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

21.  Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

22.  Further Assurances.    Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement.

23.  Remedies.    In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. This Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.

24.  Binding Effect.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

25.  Arbitration.    The parties shall endeavor to settle all disputes by amicable negotiations. Any claim, dispute, disagreement or controversy that arises among the parties relating to this Agreement that is not amicably settled shall be resolved by arbitration, as follows:

  (a)
  Any such arbitration shall be heard in New York, New York, before a panel consisting of one to three arbitrators, each of whom shall be impartial. Upon the written request for arbitration of either party hereto to commence arbitration hereunder, the parties shall attempt to agree on the number and identity of the arbitrators within 30 days of such request. If the parties fail to agree, the number of arbitrators shall be determined and their appointment shall be made by the American Arbitration Association in accordance with the commercial arbitration rules of the American Arbitration Association. In determining the number and appropriate background of the arbitrators, the American Arbitration Association shall give due consideration to the issues to be resolved, but the decision as to the number of arbitrators and their identity shall be final.

  (b)
  An arbitration may be commenced by any party to this Agreement by the service of a written request for arbitration upon the other affected parties. Such request for arbitration shall summarize the controversy or claim to be arbitrated.

  (c)
  All attorneys' fees and costs of the arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrators shall have the discretion to award costs and/or attorneys' fees as they deem appropriate under the circumstances. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.

  (d)
  Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

  (e)
  It is intended that controversies or claims submitted to arbitration under this Section 25 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated nor the views or opinions of any persons concerning them shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration.

  (f)
  Any arbitration under this Section 25 shall be conducted pursuant to the commercial arbitration rules of the American Arbitration Association.

26.  Special Provisions for U.S. Taxpayers.    The Optionee acknowledges that, to the extent that (1) the exercise price for each Option granted hereunder is less than 100% of the fair market value of the Shares on the date such Option is granted; (2) if an Incentive Stock Option is granted to a Participant who on the date of grant is treated under Section 424(d) of the IRC as owning stock (not including stock acquirable under outstanding options) possessing more than 10% of the total combined voting power of all classes of NV's stock, its parent corporation's stock, and its subsidiary corporations' stock, the exercise price is less than 110% of the fair market value of the Shares on the date such Incentive Stock Option is granted; or (3) the aggregate fair market value of stock with respect to which "incentive stock options" (within the meaning of Section 422 of the IRC, but without regard to Section 422(d) of the IRC), including the Option, are exercisable for the first time by the Optionee during any calendar year (under the Plan and all other incentive stock option plans of NV or any subsidiary of NV) exceeds $100,000, such options shall not qualify under Section 422 of the IRC and shall be taxed as non-qualified options. The Optionee further acknowledges that the rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted. For purposes of these rules, the fair market value of the shares shall be determined at the time the option with respect to such shares is granted. The Optionee further understands and acknowledges that, in order for the Option to be eligible for tax treatment as an incentive stock option under the IRC, among other things, the Optionee must be an employee of the Employer and may not dispose of the Option Shares within the later of (i) two years after the Grant Date or (ii) one year after the date on which such Option Shares were acquired by the Optionee. "Grant Date" means, for purposes of Section 422 of the IRC, the Effective Date. "IRC" means the United States Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GUCCI GROUP N.V.
By:

Name: Domenico De Sole Title: Chairman of the Management Board

Optionee:

Name: «Optionee» Number of Option Shares: «Shares» Exercise Price: $«Price»

Address:

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  Exhibit 4.19
AGREEMENT PURSUANT TO THE AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN FOR EMPLOYEES OF THE FRENCH SUBSIDIARIES OF GUCCI GROUP N.V.